Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Pervasip Corp. on Form S-8, File No. 333-168340 and File No. 333-160234 of our report dated March 16, 2011 with respect to our audit of the consolidated financial statements of Pervasip Corp. and subsidiaries as of November 30, 2010 and 2009 and for the years ended November 30, 2010 and 2009, which report is included in this Annual Report on Form 10-K of Pervasip Corp. and subsidiaries for the years ended November 30, 2010 and 2009.

Nussbaum Yates Berg Klein & Wolpow, LLP

Melville, New York
March 16, 2011